FOR IMMEDIATE RELEASE

JMAR RECEIVES ORDER FOR TWO BIOSENTRY™ UNITS FOR FINAL PHASE OF TEST PROGRAM AT MEXICAN
BEVERAGE MANUFACTURER

Production of BioSentry™ Units Commences With Receipt of Kimpen’s Order

for Water Quality Monitoring Systems

SAN DIEGO, CA –November 17, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) has received a purchase order for two BioSentry™ units to proceed with the second and final, two-month test cycle at Kimpen, S.A. de C.V., a unit of Mexico’s leading beverage development and manufacturing company. The two units will initially be installed in Kimpen’s lab, then moved to two of their manufacturing facilities for final operational testing. Following the successful testing of these systems, Kimpen intends to purchase an additional 15 systems to ensure that at least one BioSentry™ is in continuous operation in each of its 15 factories in the Yucatan Peninsula. Receipt of this order also marks BioSentry’s entry into full production status.

JMAR completed the first phase of the test program in August of 2005, at which time Kimpen validated the BioSentry’s™ ability to detect and classify E. Coli and Pseudomonas, should these bacteria occur in the facility’s beverage production water. During the final two-month test phase, the BioSentry™ units will continue to be used to monitor for the presence of bacteria.

“Kimpen’s purchase of two BioSentry™ units, along with the launch of BioSentry™ into full production, mark important milestones for JMAR,” commented Ronald A. Walrod, CEO of JMAR. “We are gratified by the continued success of the BioSentry’s™ performance at Kimpen and are confident that this final operational trial will serve to further validate the value of the BioSentry, both in ensuring water purity and in preventing costs associated with discarding contaminated product during beverage production.”

Kimpen, a unit of the largest bottled beverage supplier in Mexico, serves the Yucatan, Campeche, Quintana Roo, Tabasco, Veracruz and Chiapas regions. It produces purified water, carbonated drinks, juices and punches for more than 59,000 domestic and international customers and generated $300 million in revenues for 2004.

Kimpen is one of three beta-test sites selected for JMAR’s BioSentry. Olivenhain Municipal Water District has employed three BioSentry™ systems to monitor raw influent water, treated effluent water and distribution system water at its water treatment facility. A BioSentry test unit is also installed on a ship operated by a major cruise line with the ultimate goal of monitoring water quality for onboard drinking water, spas and swimming pools.

About BioSentry™

The BioSentry™ is a laser-based, contamination-warning system that provides continuous, online, automated water quality monitoring. This unique system is designed to monitor, detect and classify waterborne microorganisms in real time to aid in assuring water purity. Considering applications within the food and beverage industries, water utilities, homeland security, military operations, cruise ships, naval vessels, semiconductor fabrication, pharmaceutical production, hospitals and medical practices, the total addressable market for BioSentry™ is expected to exceed $500 million.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism contamination warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	John Nesbett/ Erika Moran Medi IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies, delays in receipt and funding of government contracts and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.